Exhibit 2.1

AMENDMENT NO. 3

TO MERGER AGREEMENT

BY AND AMONG

BRAG HOUSE HOLDINGS, INC.,

BRAG HOUSE MERGER SUB, INC.

AND

HOUSE OF DOGE INC.

THIS AMENDMENT NO. 3 TO MERGER AGREEMENT (the “Amendment”), dated as of March 26, 2026, is by and among Brag House Holdings, Inc., a Delaware corporation (“Purchaser”), Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and House of Doge Inc., a Texas corporation (the “Company”). Each of the foregoing entities may be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

Capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in that certain Merger Agreement, dated as of October 12, 2025, as amended by Amendment No. 1 to Merger Agreement dated November 26, 2025 and Amendment No. 2 to Merger Agreement dated February 2, 2026, by and among the Parties (the “Merger Agreement”).

RECITALS

WHEREAS, the Parties are all of the parties to the Merger Agreement, pursuant to which it is anticipated that, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger, and, after giving effect to the Merger, the Company will become a wholly-owned subsidiary of Purchaser as set forth in the Merger Agreement;

WHEREAS, the Parties wish to hereby amend certain provisions of the Merger Agreement on the terms and conditions set forth in this Amendment; and

WHEREAS, the Parties have agreed to amend the Merger Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AMENDMENT OF CERTAIN PROVISIONS OF MERGER AGREEMENT

1. Addition of Section 3.5(i): Section 3.5 shall be amended by adding Section 3.5(i) as follows:

“(i)

(A)	The Company has advised Purchaser that, as of the date hereof:

(1)	certain Company Stockholders (each a “Company Group A Stockholder”) are subject to restrictions on the transfer of Company Shares that they hold, which restrictions, based on their terms, will be applicable to the shares of Purchaser Common Stock that they receive pursuant to Section 3.1(a), such that they will not be permitted to sell, assign, transfer or otherwise dispose of the percentage of such shares of Purchaser Common Stock, as of the time periods noted in Table A below, as of the Effective Time:

Table A
Period of Time Restricted	Percentage of Shareholding Restricted
As of Effective Time	66.67%
90 days following Effective Time	33.34%
180 days following Effective Time	0%

and

(2)	the remaining Company Stockholders (each a “Company Group B Stockholder”) are also presently subject to restrictions on the transfer of Company Shares that they hold, which restrictions, based on their terms, will be applicable to the shares of Purchaser Common Stock that they receive pursuant to Section 3.1(a), such that they will not be permitted to sell, assign, transfer or otherwise dispose of the percentage of such shares of Company Common Stock, as of the time periods noted in Table B below, as of the Effective Time:

Table B
Period of Time Restricted	Percentage of Shareholding Restricted
As of Effective Time	70%
90 days following Effective Time	40%
180 days following Effective Time	0%

(B)	The Company has further advised Purchaser that it intends to modify the terms of the foregoing restrictions, as of the Effective Time, such that:

(1)	notwithstanding anything else set forth herein, the following percentages of shares of Purchaser Common Stock issued to each Company Group A Stockholder as of immediately before the Effective Time pursuant to Section 3.1(a), including upon conversion of any shares of Class C Preferred Stock issuable under Section 3.1(a), may not be sold, assigned, transferred or otherwise disposed of by the Company Group A Shareholder for the periods noted in Table A1 below, unless such transfer is specifically required by a domestic relations order, divorce settlement, will, the laws of descent and distribution or applicable law:

Table A1
Period of Time Restricted	Percentage of Shareholding Restricted
As of Effective Time	80%
90 days following Effective Time	47%
180 days following Effective Time	14%
270 days following Effective Time	0%

and,

(2)	notwithstanding anything else set forth herein, the following percentages of shares of Purchaser Common Stock issued to each Company Group B Stockholder as of immediately before the Effective Time pursuant to Section 3.1(a), including upon conversion of any shares of Class C Preferred Stock issuable under Section 3.1(a), may not be sold, assigned, transferred or otherwise disposed of by the Company Group B Shareholder for the periods noted in Table B1 below, unless such transfer is specifically required by a domestic relations order, divorce settlement, will, the laws of descent and distribution or applicable law:

Table B1
Period of Time Restricted	Percentage of Shareholding Restricted
As of Effective Time	80%
90 days following Effective Time	50%
180 days following Effective Time	10%
270 days following Effective Time	0%

(C)	In addition, the Company has further advised Purchaser that it is imposing similar restrictions on certain holders of its RSUs such that, notwithstanding anything else set forth herein, (1) all holders of vested Company RSUs who receive shares of Purchaser Common Stock pursuant to Section 3.1(b) may not sell, assign, transfer or otherwise dispose of any of such shares of Purchaser Common Stock for 90 days following the Effective Time, and (2) at any time after 90 days following the Effective Time, in any one day any such holder only may sell, assign, transfer or otherwise dispose of an amount of such shares of Purchaser Common Stock that does not exceed 5% of the total trading volume of Purchaser Common Stock on Nasdaq (or such other exchange on which such shares may be primarily listed at the time of transfer) on the day prior to the day of such transfer, in each case unless such a transfer is specifically required by a domestic relations order, divorce settlement, will, the laws of descent and distribution or applicable law.

(D)	Purchaser agrees that the Company may take the foregoing actions.

2. Amendment of Section 7.17: the word “[RESERVED]” set forth in Section 7.17 shall be removed in its entirety and replaced with the following language: “7.17 Implementation of Modified Transfer Restrictions

On or prior to the Closing Date, Purchaser agrees that, following the modifications set forth in Section 3.5(i), it shall instruct the Exchange Agent to place appropriate stop transfer orders, in form and substance reasonably acceptable to Purchaser, against any and all book-entries evidencing the shares of Purchaser Common Stock, and to place appropriate restrictive legends to the same effect on the reverse side of each physical certificate evidencing any shares of Purchaser Common Stock, issued on or before the dates that are 90, 180 and 270 days, as applicable, following the Effective Time pursuant to Sections 3.5(a) or (b).”

3. Addition to Section 1.1 Definitions: The following definitions shall be added to Section 1.1:

●	“Company Group A Stockholder” has the meaning specified in Section 3.5(i)(A)(1).

●	“Company Group B Stockholder” has the meaning specified in Section 3.5(i)(A)(2).

4. Amendment of Section 9.2(a): The date “April 30, 2026” as set forth in Section 9.2(a) of the Merger Agreement shall be removed and replaced with the date “May 29, 2026.”

MISCELLANEOUS

1. Assignment; Successors and Assigns. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Amendment not in accordance with the terms of this section shall be void. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

2. Entire Agreement. This Amendment (together with the Merger Agreement) constitutes the entire agreement among the Parties with respect to the matters amended hereby and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to such matters. Except as amended hereby, the Merger Agreement shall remain in full effect.

3. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by, illegal, invalid or unenforceable under applicable law, such provision or provisions shall be ineffective only to the extent of such prohibition, illegality, invalidity or unenforceability, without invalidating the remainder of this Amendment.

4. Titles. Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning. This Amendment may only be amended or modified by a writing signed by the Parties. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of a signature page to this Amendment by e-mail, pdf., docusign or scanned pages, shall be effective as delivery of a manually executed counterpart to this Amendment.

6. Governing Law; Jurisdiction. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with Section 10.14 of the Merger Agreement.

[Remainder of this page left blank intentionally; signature page(s) follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:

BRAG HOUSE HOLDINGS, INC.

By:
Lavell Juan Malloy, II, Chief Executive Officer

MERGER SUB:

BRAG HOUSE MERGER SUB, INC.

By:
Daniel Leibovich, President

COMPANY:

HOUSE OF DOGE INC.

By:
Marco Margiotta, Chief Executive Officer

[Signature page to Amendment No. 3 to Merger Agreement]

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